For Immediate Release

U.S. ENERGY CORP. REPORTS FIRST QUARTER 2011 OPERATIONAL AND FINANCIAL RESULTS

RIVERTON, Wyoming – May 9, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“U.S. Energy” or the “Company”), today reported its operational and financial results for the first quarter ended March 31, 2011.

Select Results for the First Quarter and Period Subsequent to March 31, 2011

Highlights for the period include:

CAPEX Drilling Budget - 2011

•
In February of 2011, we announced a Capital Expenditures budget of $45.7 million.  The budget is comprised of approximately $33.2 million anticipated to be spent on our two drilling programs in the Williston Basin of North Dakota, with the remaining $12.5 million anticipated to be spent on exploration initiatives in California, Texas, Louisiana, and southeastern Colorado, contingent upon initial success in each of the individual programs.

•	During the three months ended March 31, 2011 we spent $9.5 million of the above mentioned CAPEX budget towards oil and gas acquisition and development activities.

Williston Basin, North Dakota

•  Under our agreement with Brigham Exploration, we have drilled and completed 14 wells with a 100% success rate.  During the first three months of 2011, we completed 1 gross well (0.29 net) and had three (0.86 net) initial Bakken formation wells and one infill (0.31 net) well in progress and scheduled for completion during the second quarter of 2011.
•
The Lloyd 34-3 #1H well produced approximately 3,240 barrels of oil and 4.74 MMCF of natural gas or 4,030 BOE/D during an early 24-hour initial flow back period.  Our initial working interest in this well is approximately 29% (~23% net revenue interest).

•
Subsequent to quarter end the Brad Olson #3H the second successful infill well and third total well in the Brad Olson unit, produced approximately 2,172 barrels of oil and 1.22 MMCF of natural gas or 2,375 BOE/D during an early 24-hour initial flow back period.  The well was completed with swell packers and 32 fracture stimulation stages.  Our initial working interest in this well is approximately 31% (~25% net revenue interest).

•
Additionally, the Kalil Farms 13-23 #1H and the McMaster 11-2 #1H wells are currently being simultaneously fracture stimulated with completion results anticipated in early May.  The Hovde 33-4 #1H well is scheduled for completion initiatives in May.

•  Under our second announced agreement in the Williston Basin with Zavanna, LLC, we now have drilled 3 wells to total depth with completion initiatives scheduled to begin in July 2011.  During the quarter we drilled 2 gross (0.69 net), with one additional gross (0.13 net) well in progress at March 31, 2011.

Press Release
May 9, 2011

•	One gross (0.09 net) well was spud with Murex Petroleum Corporation during the quarter and was in progress at March 31, 2011.

Based on Four Bakken and Three Forks wells per unit, we believe that we have the potential in the Rough Rider area for 368 gross drilling locations in our two above mentioned programs.  Our total acreage position in the Williston Basin now totals ~65,000 gross and ~25,000 net acres (including Montana).

Eagle Ford Shale, South Texas

•
In February of 2011, we entered into a participation agreement with Crimson Exploration Inc. to acquire a 30% working interest in an oil prospect and associated leases located in Zavala County, Texas.  Under the terms of the agreement, we will earn a 30% working interest (22.5% net revenue interest) in approximately 4,675 gross contiguous acres (1,402.5 net mineral acres) through a combination of a cash payment and commitment well carry.  All future drilling and leasing will be on a heads up basis.  The prospect is an Eagle Ford Shale oil window target.  The first well, the KM Ranch #1, was spud in April and is currently drilling in the horizontal portion of the well bore.

Anadarko Basin, Southeast Colorado

•
In January of 2011, we announced the acquisition of approximately 3,000 net acres (80% WI) in southeast Colorado.  U.S. Energy will operate the prospect, which is a Mississippian target with an expected total drilling depth of approximately 6,500 feet.  We plan to spud the first well in the project in late June or early July 2011.

U.S. Gulf Coast (Onshore) and Permian Basin, Texas

•	We participate with several different operators in the U.S. Gulf Coast (onshore) and the Permian Basin of Texas. At March 31, 2011, we had 5 gross (0.99 net) producing wells in this region.
•
Subsequent to March 31, 2011 we announced positive drill results after encountering ~33 feet of net pay on the LL Bean Prospect, which is operated by PetroQuest Energy.  This well is currently being completed and sales are expected to commence in May 2011.  It is estimated that the initial production rate from the well will be 3-5 MMCFE/D.  We have ~17% working interest (~13% net revenue interest) in this well.

•
In March 2011, PetroQuest notified us that the lower zone of the ALMI #8 well had been depleted and recommended moving up hole to complete the upper zone which encountered approximately 54 feet of net pay during drilling.  The well is currently flowing approximately 5.5 MMCF/D and 200 BO or 1,116 BOE/D to sales.  We have a 50% working interest (36% net revenue interest) in this well.

•
In January 2011, the Weyerhaeuser 57 #2 well operated by Yuma and located in southern Louisiana began producing at a rate of 125 barrels of oil per day.  We have a working interest of 4.8% (3.6% net revenue interest) in the well and the greater program consisting of a 138 square mile 3-D seismic shoot.  A development well at this prospect, the Weyerhaeuser 57 #3 is scheduled to be drilled in the second quarter of 2011.  A second prospect well is also planned to be drilled in the second quarter of 2011.

•
Two wells spud with Houston Energy, the NE Delta Farms well (southeast Louisiana) and the East Felmac well (Permian Basin) in the first quarter of 2011.  Drilling results deemed both wells to be non-productive.

Press Release
May 9, 2011

Subsequent Events

•
On April 25, 2011 Thompson Creek Metals Company, Inc. terminated its option agreement with U.S. Energy Corp. to develop the Mount Emmons molybdenum deposit located in Gunnison County, Colorado.  In notifying the Company, Thompson Creek cited more immediate development priorities in its portfolio of assets including the expansion of the Endako Project, the development of its newly acquired Mt. Milligan Project and the Berg Project.

•
On May 2, 2011 the Company listed Remington Village for sale with a commercial realtor.  On May 5, 2011 the Company obtained a $10.0 million long-term loan from a commercial bank and pledged Remington Village as collateral for the loan.

Operation and Financial Results – Three Months Ended March 31, 2011

•
The Company recorded a loss of $2.2 million compared to a gain of $1.5 million during the same period in 2010.  The decrease in net earnings for 2011 as compared to 2010 is primarily due to (a) $1.8 million in realized and unrealized loss on risk management activities (hedging program), (b) $2.9 million higher lease operating expenses in 2011 which included approximately $2.5 million in workover costs on one well in the Brigham program and, (c) a 2010 equity gain of $963,000 related to our investment in Standard Steam Trust.

•
During the three months ended March 31, 2011, we received on average $2.2 million per month from our 19 (6.37 net) producing wells with an average operating cost of $291,000 per month (excluding workover costs), production taxes of $227,000 before non-cash depletion expense, for an average cash flow of $1.7 million per month from oil and gas production.

•	Average daily production for the first quarter of 2011 was 1,123 BOE/D.
•	The Company’s borrowing base under its $75 million credit facility with BNP Paribas was increased to $22.5 million on March 28, 2011.
•
The Company had $7.5 million in cash and cash equivalents and $6.8 million in U.S. Government Treasuries at March 31, 2011.  These balances total $14.3 million or $0.53 per outstanding common share at March 31, 2011.  Working capital at March 31, 2011 was $20.8 million compared with $31.8 million at December 31, 2010.

Financial Highlights

The following table sets forth select financial information for the three months ended March 31, 2011 and 2010:

(Unaudited)
(Amounts in thousands, except per share amounts)

	March 31,	December 31,
	2011	2010
Balance Sheet:
Cash, equivalents & treasury	$14,326	$23,655
Current assets	$40,713	$50,562
Current liabilities	$19,914	$18,763
Working capital	$20,799	$31,799
Total assets	$152,686	$156,016
Long-term obligations	$1,584	$1,550
Shareholders' equity	$128,629	$130,688

Shares Outstanding	27,196,495	27,068,610

Press Release
May 9, 2011

(Unaudited)
(Amounts in thousands, except per share amounts)
	For the quarters ended March 31,
	2011	2010
Income Statement:
Operating revenues	$4,883	$7,709
Income (loss) from continuing operations	$(4,864)	$1,250
Other income & expenses	$(68)	$1,090
Income taxes	$2,594	$(888)
Discontinued operations, net of taxes	$129	$75
Net income/(loss)	$(2,209)	$1,527
Net income/(loss) per share
Basic	$(0.08)	$0.06
Diluted	$(0.08)	$0.05
Shares outstanding
Basic	27,186,438	26,487,162
Diluted	27,186,438	27,785,572

* * * * *

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, USE's drilling of wells with Brigham Exploration, Zavanna, LLC, Houston Energy, Yuma, PetroQuest, Cirque, Crimson Exploration Inc., and other partners, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be economic. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2010 and the Form 10-Q filed May 9, 2011).  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com